EXHIBIT 99.1

Kellogg Company News

For release:	April 27, 2006
Analyst /Media
Contact:	Simon D. Burton, CFA (269) 961-6636
Kellogg Increases Earnings Guidance Due to Strong Start to the Year
     BATTLE CREEK, Mich. — Kellogg Company (NYSE: K) today reported continued strong sales and earnings growth. Both exceeded the Company’s long-term internal growth targets and built on very strong growth posted in the first quarter of 2005.
     Reported net earnings for the quarter were $274.1 million, an 8% increase from last year’s $254.7 million. Earnings were $0.68 per diluted share, an 11% increase from last year’s $0.61 per share. This year’s results built on very strong 15% growth in the comparable period of last year. The effect of including stock option expense in the quarter effectively lowered earnings by $0.03 per share; this effect was essentially offset by there being fewer up-front costs from cost-reduction initiatives than in the first quarter of last year.
     “The strong momentum we’ve built in recent years continued through the first quarter,” said Jim Jenness, Kellogg’s chairman and chief executive officer. “We exceeded our growth targets, made significant investment in our businesses, and overcame continued cost pressures. These results again demonstrate the strength and flexibility of our business model.”
     Reported net sales in the quarter increased by 6% to $2.7 billion. Internal net sales growth, which excludes the effect of foreign-currency translation, was 7% and built on very strong growth of 6% in the first quarter of last year.
     Kellogg North America posted reported net sales growth of 9% and internal net sales growth of 8%, driven by strong growth in the Retail Cereal, Retail Snacks, and Frozen & Specialty Channels businesses. Retail Cereal posted internal sales growth of 6%, driven by innovation introduced in recent months and effective brand-building programs. The retail snacks segment of the business posted internal sales growth of 12% as a result of growth in cookies, crackers, wholesome snacks, and toaster pastries. In addition, all of the U.S. retail cereal and snack businesses gained category share in measured channels. In combination, the North America Frozen
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and Specialty Channels businesses posted internal sales growth of 5%, driven by strong growth in both the Food-Away-From-Home and frozen foods businesses.
     Kellogg International reported first quarter net sales growth of 1%, or 5% excluding the unfavorable effect of currency translation; this built on strong 5% growth in the first quarter of 2005. Latin America posted internal sales growth of 11%, even after posting strong 12% growth in the first quarter of last year; both the cereal and snacks businesses contributed to these strong results. Internal net sales in the European region increased by 5%, above the Company’s long-term growth target of low single-digit growth; every business in the region posted increased sales. The Asia Pacific region posted an internal net sales decline of 1 percent.
     Reported operating profit was $472.5 million in the first quarter, an increase of 1% from the first quarter of last year; this growth built on strong 11% growth last year. Internal operating profit growth, which excludes the impact of foreign exchange and stock compensation, was 6% in the first quarter and built on 10% growth last year. This growth was achieved despite significant increases in investment in brand building and innovation. The Company continues to expect that up-front costs for the full year will be approximately $90 million, or an amount similar to last year’s total, even though up-front costs in the first quarter were less than in the first quarter of last year. Internal operating profit growth for the full year is expected to meet the Company’s long-term target of mid-single digit growth.
     Cash flow, defined as cash from operating activities less capital expenditures, was $101 million in the first quarter, as was anticipated in our plan. The decline from the first quarter of last year was primarily the result of timing: the improvement made in trade payables as a percentage of sales in the first quarter of this year was less than last year’s improvement. This difference was the result of an unusually low payables balance at the start of 2005. Core working capital measured as a percentage of rolling twelve-month sales was an industry-leading 7% at the end of the first quarter of 2006, which represented an improvement of 20 basis points from the first quarter of last year.
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Kellogg Expresses Confidence and Increases Guidance for the Full Year
     Kellogg stated that it now expects full-year earnings to be in a range of $2.45-2.49 per share. This reflects the first quarter’s strong results and the Company’s confidence regarding the remainder of the year. The higher earnings range also includes approximately $0.15 of up-front costs and an increased estimate for stock option costs of $0.10 per share for the full year. The previous projection had been for these costs to equal $0.09 per share. Full-year cash flow is now expected to be in a range between $900 million and $975 million, an increase from previous expectations of $875 million to $975 million. In addition, the Company expects gross margin expansion. The Company also expects operating profit growth to equal or exceed sales growth for the full year.
     Mr. Jenness concluded, “We began the year with significant sales momentum. This momentum and our commitment to run the business for long-term growth, give us increased confidence that we will achieve our full-year targets. The strong performance we expect in 2006 is a testament to our continued commitment to delivering sustainable, dependable results.”
About Kellogg Company
     With 2005 sales in excess of $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
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Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, cash flow, and costs. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity, packaging, and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses and other factors; the underlying price and volatility of the Company’s common stock and the impact of variables affecting the valuation of equity-based employee awards; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended
	April 1,	April 2,
(Results are unaudited)	2006	2005

Net sales	$2,726.5	$2,572.3

Cost of goods sold	1,529.8	1,436.4
Selling and administrative expense	724.2	668.1

Operating profit	472.5	467.8

Interest expense	74.5	75.9
Other income (expense), net	5.1	(17.4)

Earnings before income taxes	403.1	374.5
Income taxes	129.0	119.8

Net earnings	$274.1	$254.7

Net earnings per share:
Basic	$.69	$.62
Diluted	$.68	$.61

Dividends per share	$.2775	$.2525

Average shares outstanding:
Basic	399.0	413.1

Diluted	401.6	417.2

Actual shares outstanding at period end	393.1	411.2

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended
	April 1,	April 2,
(Results are unaudited)	2006	2005

Net sales
North America	$1,865.1	$1,715.8
Europe	515.6	527.9
Latin America	214.7	187.8
Asia Pacific (a)	131.1	140.8

Consolidated	$2,726.5	$2,572.3

Operating profit
North America	$351.7	$324.0
Europe	86.7	93.3
Latin America	55.5	48.1
Asia Pacific (a)	21.6	28.7
Corporate	(43.0)	(26.3)

Consolidated	$472.5	$467.8

(a)	Includes Australia and Asia.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	April 1,	April 2,
(unaudited)	2006	2005

Operating activities
Net earnings	$274.1	$254.7
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	81.3	101.6
Deferred income taxes	(8.7)	(18.9)
Other (a)	47.3	50.3
Postretirement benefit plan contributions	(25.2)	(54.7)
Changes in operating assets and liabilities	(205.0)	(123.0)

Net cash provided by operating activities	163.8	210.0

Investing activities
Additions to properties	(62.6)	(40.6)
Investments in joint ventures	(1.8)	—
Other	1.4	1.7

Net cash used in investing activities	(63.0)	(38.9)

Financing activities
Net issuances (reductions) of notes payable	587.2	(89.5)
Reductions of long-term debt	—	(2.3)
Net issuances of common stock	38.2	145.4
Common stock repurchases	(579.9)	(260.3)
Cash dividends	(108.9)	(104.0)
Other	1.7	(.7)

Net cash used in financing activities	(61.7)	(311.4)

Effect of exchange rate changes on cash	2.4	(11.8)

Increase (decrease) in cash and cash equivalents	41.5	(152.1)
Cash and cash equivalents at beginning of period	219.1	417.4

Cash and cash equivalents at end of period	$260.6	$265.3

Supplemental Financial Data:
Cash Flow (operating cash flow less property additions) (b)	$101.2	$169.4

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	April 1,	December 31,
	2006	2005
	(unaudited)	*

Current assets
Cash and cash equivalents	$260.6	$219.1
Accounts receivable, net	1,028.1	879.1
Inventories:
Raw materials and supplies	193.1	188.6
Finished goods and materials in process	513.0	528.4
Deferred income taxes	201.8	207.6
Other prepaid assets	213.7	173.7

Total current assets	2,410.3	2,196.5

Property, net of accumulated depreciation of $3,861.0 and $3,815.6	2,630.6	2,648.4
Goodwill	3,455.8	3,455.3
Other intangibles, net of accumulated amortization of $47.9 and $47.6	1,437.8	1,438.2
Pension	625.9	629.8
Other assets	227.4	206.3

Total assets	$10,787.8	$10,574.5

Current liabilities
Current maturities of long-term debt	$83.6	$83.6
Notes payable	1,698.3	1,111.1
Accounts payable	832.2	883.3
Accrued advertising and promotion	358.1	320.9
Accrued income taxes	213.2	148.3
Accrued salaries and wages	153.6	276.5
Other current liabilities	375.7	339.1

Total current liabilities	3,714.7	3,162.8

Long-term debt	3,714.4	3,702.6
Deferred income taxes	941.1	945.8
Other liabilities	494.9	479.6

Shareholders’ equity
Common stock, $.25 par value	104.6	104.6
Capital in excess of par value	68.7	58.9
Retained earnings	3,431.3	3,266.1
Treasury stock, at cost	(1,095.2)	(569.8)
Accumulated other comprehensive income (loss)	(586.7)	(576.1)

Total shareholders’ equity	1,922.7	2,283.7

Total liabilities and shareholders’ equity	$10,787.8	$10,574.5

*	Condensed from audited financial statements.

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Kellogg Company and Subsidiaries
IMPACT OF STOCK COMPENSATION RECOGNIZED IN 2006 UNDER SFAS NO. 123(R)
“SHARE-BASED PAYMENT”
(millions, except per share data)

	Quarter ended
(unaudited)	Reported			Excluding impact of SFAS 123(R)*			Impact
	April 1,	April 2,	Pct.	April 1,	April 2,	Pct.
	2006	2005	Growth	2006	2005	Growth
Operating Profit	$472.5	$467.8	1.0%	$487.9	$467.8	4.3%	-3.3%

Net earnings	$274.1	$254.7	7.6%	$284.0	$254.7	11.5%	-3.9%

Diluted net earnings per share	$0.68	$0.61	11.5%	$0.71	$0.61	16.4%	-4.9%

Stock Compensation:
Before tax	$15.4
Net of tax	$9.9
Per share impact	$0.03

*	Results excluding the impact of adopting SFAS No. 123(R) are Non-GAAP measures which management is using during 2006 to assist investors in assessing the Company’s financial operating performance against comparable periods.

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